Exhibit 99.1
Hydril Announces Third Quarter 2005 Earnings Per Share
HOUSTON (October 24, 2005) — / Prime Zone / — Hydril (Nasdaq: HYDL) reported earnings for the third quarter ended September 30, 2005 of $0.81 per diluted share, up 13% sequentially from $0.72 reported in the second quarter of 2005, and up 33% from $0.61 reported for the third quarter of 2004. The current quarter included a gain on a sale of surplus real estate, which, net of selling expenses, increased after-tax earnings by $0.06 per diluted share.
On a sequential basis, third quarter revenue of $93.0 million was up 2%, operating income of $27.2 million was up 9%, and net income of $19.6 million, which included the gain on the surplus real estate sale, was up 14%. Compared to the third quarter of 2004, revenue increased 19%, operating income increased 38%, and net income was up 36%.
Chris Seaver, President and CEO, commented, “The third quarter presented a significant challenge to the company and especially our employees as a result of the two devastating hurricanes that hit the Gulf Coast. Although our Gulf Coast plants were temporarily shut down as a result of these hurricanes, through dedication and hard-work we were able to continue to meet the needs of our customers. I am pleased to report that all our Gulf Coast area plants are operational and our New Orleans area facility, although not at pre-hurricane levels, is making steady progress towards full production.”
Premium Connection Segment
Third quarter revenue for Hydril’s premium connection segment increased 5% sequentially to $62.9 million and operating income increased 16% to $23 million. The increase in revenue was driven by higher demand for our products in international markets. The operating income increase resulted from manufacturing efficiencies in our international plants and lower sales, general and administration expenses.
Pressure Control Segment
Sequentially, third quarter revenue for the pressure control segment decreased 5% to $30 million and operating income decreased 10% to $8.6 million. Capital equipment revenue increased 19% to $14 million while aftermarket revenue decreased 20% to $16 million. The increase in capital equipment revenue resulted from progress associated with project orders for deepwater and jack-up blowout prevention systems, which are recorded on a percentage-of-completion accounting basis. Aftermarket revenue was down from an unusually strong second quarter.
The capital equipment backlog was $61 million at September 30, 2005, up 29% from $47 million at June 30, 2005, and more than triple the $16 million at September 30, 2004.

Market Indicators
As more fully described on our website at www.hydril.com on the “Market Indicators” page, our principal indicators are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) Gulf of Mexico rigs under contract, (3) the international rig count, (4) the worldwide offshore rig count, and (5) the total U.S. rig count.
Conference Call
Hydril’s conference call to discuss third quarter financial results is scheduled for Tuesday, October 25, 2005 at 8:30 a.m. EDT, (7:30 a.m. CDT, 5:30 a.m. PDT) and is accessible by dialing (800) 657-1269 (domestic) or (973) 409-9256 (international) and referencing passcode # 6603991. For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated October 14, 2005.
To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.
Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.
Forward-Looking Statements
This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter-ended June 30, 2005 filed with the Securities and Exchange Commission, include but are not limited to the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the impact of geo-political and other events affecting international markets and trade, Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share, the impact of international and domestic trade laws, the loss of or change to distribution methods of premium connections in the U.S. and Canada, overcapacity in the pressure control industry, and high fixed costs that could affect the pricing of Hydril’s products. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
Contact:
Sue Nutt, Manager, Investor Relations
& Corporate Communications
Hydril
(281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended			Nine Months Ended
	(unaudited)			(unaudited)
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,
	2005	2005	2004	2005	2004
Revenue
Premium Connection	$62,928	$59,904	$53,404	$173,340	$126,392
Pressure Control
Aftermarket	16,094	19,989	15,929	52,326	46,209
Capital Equipment	13,952	11,714	9,094	37,732	26,227

Subtotal Pressure Control	30,046	31,703	25,023	90,058	72,436

Total Revenue	92,974	91,607	78,427	263,398	198,828

Total Gross Profit	41,284	40,465	33,076	117,156	81,497
Gross Margin	44%	44%	42%	44%	41%

Selling, General, and Admin. Expenses	14,109	15,468	13,308	42,885	37,905

Operating Income (Loss)
Premium Connection	22,974	19,891	18,264	61,270	40,438
Pressure Control	8,628	9,572	5,441	26,006	14,718
Corporate Administration	(4,427)	(4,466)	(3,937)	(13,005)	(11,564)

Total Operating Income	27,175	24,997	19,768	74,271	43,592
Operating Margin	29%	27%	25%	28%	22%

Interest Income	959	943	293	2,563	647
Other Income/(Expense)	1,318	(146)	(101)	1,065	(74)

Income Before Income Taxes	29,452	25,794	19,960	77,899	44,165
Provision for Income Taxes	9,840	8,545	5,519	26,026	12,828

Net Income	$19,612	$17,249	$14,441	$51,873	$31,337
Net Income Per Share:
Basic	$0.83	$0.74	$0.63	$2.21	$1.37
Diluted	$0.81	$0.72	$0.61	$2.16	$1.34
Weighted Average Shares Outstanding:
Basic	23,550,685	23,455,850	23,030,468	23,456,702	22,930,889
Diluted	24,121,067	23,996,733	23,553,551	23,993,313	23,304,555
Depreciation and Amortization
Premium Connection	$2,181	$2,160	$1,941	$6,300	$5,747
Pressure Control	797	755	731	2,312	2,174
Corporate Administration	490	485	467	1,496	1,423

Total Depreciation	3,468	3,400	3,139	10,108	9,344

Capital Expenditures	3,926	2,700	3,405	10,690	6,391

Pressure Control Backlog
Capital Equipment	$61,164	$47,305	$15,898

HYDRIL COMPANY

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	Sept. 30,	December 31,
	2005	2004
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$58,600	$51,733
Investments	106,609	69,365
Total receivables	64,619	62,441
Total inventories	53,875	34,820
Other current assets	6,580	12,216

Total current assets	290,283	230,575

LONG-TERM ASSETS:
Property, net	102,201	102,368
Other long-term assets	19,468	10,703

Total long-term assets	121,669	113,071

TOTAL	$411,952	$343,646

CURRENT LIABILITIES:
Accounts payable	$23,969	$23,292
Accrued liabilities and other current liabilities	34,273	31,061

Total current liabilities	58,242	54,353

LONG-TERM LIABILITIES:
Post-retirement, pension benefits and other	15,624	14,510

Total long-term liabilities	15,624	14,510

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	338,086	274,783

TOTAL	$411,952	$343,646